Exhibit 10.1

Susquehanna Bancshares

Key Executive Incentive Plan

2005 Plan Summary

March, 2005

OUR VISION

•	People are our most valuable asset

•	Customers are our highest priority

•	Information is our competitive edge

•	Performance is our key to winning

Susquehanna Key Executive Incentive Plan (2005)

Introduction

Susquehanna Bancshares (the “Company”) is committed to rewarding senior executives for their contributions to the Company’s financial success. In 2005, we are revising our Plan slightly to align with our strategic goals and competitive market practices. The Key Executive Incentive Plan has two components:

Annual Incentive - opportunity to receive cash awards at the end of each fiscal year based on the achievement of predefined performance goals (Company, division and/or individual).

Long-Term Incentive - opportunity to receive equity grant (i.e. stock option) at the end of each fiscal year based on the achievement of predefined performance goals (same goals as annual plan); awards vest over several years to align executives with the long-term performance of the Company.

The objectives of Susquehanna’s Key Executive Incentive Plan are to:

•	Align executive and senior management with the Company’s strategic plan and critical performance goals.

•	Encourage teamwork and collaboration across all areas of the Company - the collective contributions from all businesses will drive improved business results

•	Motivate and reward the achievement of specific, measurable performance objectives

•	Reward both achievement of annual goals as well as sustained performance over time.

•	Provide payouts commensurate with the Company’s performance

•	Provide competitive total compensation opportunities

•	Enable the Company to attract, motivate and retain talented executive management

Participation and Eligibility

Select key executives will be eligible to participate in the Plan based on their role in the organization. Participation is approved by the Compensation Committee of the Board of Directors. Other criteria for participation include:

•	Individuals must be employed by October 31st to be eligible for a cash incentive or equity grant for current year performance. Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Plan. Employees hired before October 31st who work a partial year will receive pro-rated awards based on hours worked.

•	Participants must have received a minimum performance rating of “satisfactory” or better for the year and remain in good standing throughout the year. If an employee is placed on probation during the year, the award will be prorated to reflect the time on probation.

•	Participants must be active employee as of the award payout date to receive an award.

Performance Period

The Key Executive Incentive Plan operates on a calendar year schedule (January 1 - December 31). Annual cash incentive awards will be paid out within the first two and half months following year end. Long-term stock incentive awards will be granted in the first quarter.

Incentive Targets

Each participant will have a specified target annual cash incentive award and equity grant award (i.e. stock options), based on his or her role at the Company. The target incentive and equity award are based on competitive practices and reflect the award to be paid for meeting predefined performance goals. Actual awards can range from 0% to 150% of target depending on performance. Generally, threshold performance will pay out at 50% of target and achieving stretch performance can result in awards up to 150% of target. Performance below threshold will result in no payout.

Each participant in the Key Executive Incentive Plan will receive a summary that defines the performance goals and potential award payout ranges at the beginning of the Plan year.

Plan Gates (hurdle levels of performance to fund the Plan)

In order for the Key Executive Incentive Plan to be “activated,” the Company must achieve a minimum threshold performance of Tangible ROE. For 2005, the Tangible ROE threshold is 15.25%. The threshold “gate” will be updated annually as part of the Company’s strategic planning process. If the minimum Tangible ROE is not reached for a given year - there will be no cash incentive awards or equity grants that year.

Performance Measures

Each participant will have predefined performance goals that will determine his/her annual cash incentive and equity grant awards. There are three performance categories: Company, Division/Unit and Individual. The specific allocation of goals will be determined based on the participant’s role and key area of contribution. The table below provides guidelines for the allocation of participant’s incentives for each performance component. The weighting for these three performance measures may vary by role (e.g. staff vs. line); however, the Company performance component cannot be lower than the minimum defined in the table below. The objective is to focus the majority of the awards based on the Company’s performance.

	Company Performance Component	Division/Unit Performance Component	Individual Performance Component
Chmn & CEO /EVP	80%	0%	20%
Corporate Management	60%	20%	20%
Senior Management	50%	30%	20%

Company Performance Component

The Company performance is based on two critical financial measures: Company EPS Growth and Tangible Return on Equity (TROE). This year we shifted to Tangible ROE to better reflect the Company’s acquisitive strategy. Each financial measure receives equal weighting of 50% of the Company performance component.

Performance targets and ranges for each measure are set in advance of the plan year by the Board of Directors, or, in the case of employees other than named executive officers, are established by management and approved by the Board of Directors The following table shows the payouts (as a percent of target) for performance at different levels (for 2005):

Example	< Threshold 0% payout	Threshold 50% payout		Target 100% payout		Stretch 150% payout
Tangible ROE	Incentive Plan Does Not Activate	15.25%		16.00%		16.75%
EPS Growth	No payout	$3.0 (1.65 EPS	% )	$8.0 (1.73 EPS	% )	$13.0 (1.81 EPS	% )

Division/Unit Performance Component

Each year, division/unit goals are defined for the major functions of the Company. Leaders of these divisions/units will have a portion of their incentive based on the achievement of these goals. Division/Unit goals should be quantitative and aligned with the strategic and financial goals of the Company. Similar to the Company goals, each division/unit goal will define a threshold, target and stretch level of performance. Generally, no more than three division/unit performance goals will be used.

Individual Performance Component

Each year, specific performance goals are defined for individual participants. These individual goals should reflect the strategic priorities of the Company. Similar to the Company and Division/Unit goals, each individual goal will define a threshold, target and stretch level of performance. At the end of the year, the executives’ manager (or Board of Directors in the case of named executive officers) will assess the executive’s performance against defined goals.

Incentive Award Calculation

At the end of the performance year (December 31st), the Company’s performance is assessed against the specific goals established at the start of the year. Interpolation between performance at threshold, target and stretch will be calculated to encourage and reward incremental performance improvement.

Annual Cash Incentive Payment

After all performance results are available at year-end, the annual cash incentive award will be calculated for each participant and approved by the Compensation Committee of the Board. Awards are paid out within two and a half months following fiscal year end, less necessary tax withholding.

ANNUAL CASH INCENTIVE PAYOUT EXAMPLE

Role - Senior Manager

•	Base Salary - $125,000

•	Target Cash Incentive Award - 20% or $25,000 (range is $0 - $37,500)

•	Performance Allocation - Company Performance (50%); Division/Unit (30%); Individual (20%)

Award Calculation Example

Performance Component	Performance Goal	Weight	Actual Performance	Payout Allocation	Payout ($)
Company	EPS Growth	25%	Threshold	50%	$3,125
Company	TROE	25%	Target[1]	100%	$6,250
Division/Unit	Deposit Growth	15%	Stretch	150%	$5,625
Division/Unit	Referrals	15%	Below Threshold	0%	$0
Individual	Individual Goals	20%	Target	100%	$5,000
TOTAL		100%	Payout is 0.8x target		$20,000

[1]	If Company TROE does not achieve threshold performance - no cash incentive will be paid.

Each participant will have a goal worksheet to reflect his/her specific goals and performance within each component.

Long-Term Equity Incentive Award - Stock Options

After performance results are available at year-end, an equity grant will be determined for each participant and approved by the Compensation Committee of the Board. The actual equity award will be based on the same performance goals defined for the annual cash incentive plan. Equity awards are typically delivered to executives in the form of non-qualified stock options; however, the Board retains the right, as described in the 2005 Equity Compensation Plan document, to provide other forms of equity awards as desired.

Similar to the annual cash incentive, each participant will be notified of the potential equity grant awards at threshold, target and stretch levels of performance. Actual award grants are determined based on actual performance against pre-defined Company, division/unit and individual goals.

Below is an example, using the same Senior Manager:

•	Base Salary - $125,000

•	Target equity award - 6,000 stock options (range is 0 - 9,000)

•	Based on the achievement of performance goals (see prior example), the participant achieved 0.8x performance target. We apply this multiplier to the employee’s equity target to determine an equity award.

•	Therefore, the employee is eligible to receive an option with respect to 4,800 shares (0.8x 6,000 stock options).

Terms and Conditions

This section provides a general overview of the major terms and conditions for the Key Executive Incentive Plan. Information represented below is subject to change and does not constitute a binding agreement.

Eligibility - Definition of the “Company.”

For the purposes of this incentive plan, the “Company” refers to Susquehanna Bancshares.

Participation

Select key executives will be eligible to participate in the Plan. The Compensation Committee of the Board of Directors will determine participants. New employees must be employed by October 31st of the plan year (January 1 - December 31) to be eligible for that year’s incentive and will receive a prorated award.

Effective Date

This Program is effective January 1, 2005 to reflect plan year January 1, 2005 to December 31, 2005. The Plan will be reviewed annually by the Company’s Compensation Committee of the Board to ensure proper alignment with the Company’s business objectives. The Company retains the rights as described below to amend or modify the Plan at any time during the specified period.

Plan Administration

The Plan is authorized by the Compensation Committee of the Board. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make all final determinations regarding cash and equity compensation paid to named executive officers under the Plan. Any determination by the Compensation Committee will be final and binding on all participants.

Program Changes or Discontinuance

The Company has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts (for example, mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement), the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.

Cash Incentive Award Payments

Awards will be paid as a cash payout within two and one half months following the end of the Plan year (i.e. mid March). Awards will be paid out as a percentage of a participant’s effective base salary as of December 31, 2005. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Equity Incentive Awards

Equity awards will be granted in the first quarter following the end of the Plan year. Awards will be made under the 2005 Equity Compensation Plan. (See 2005 Equity Compensation Plan document for details).

Award Levels

Awards under the Plan are based on the Company’s performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts. If the Company does not achieve its threshold Company performance goal (Tangible ROE), awards will not be paid under the Plan.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by the Company at the beginning of the Plan year will receive a pro rata award based on their length of employment during a given year. Employees hired after October 31st will not be eligible to participate in the Key Executive Incentive Plan.

Part-time employees are eligible to participate. Their awards will be prorated to reflect their earned compensation based on actual hours worked.

If a participant changes his/her role or is promoted during the Plan year, and that promotion results in a different incentive target, he/she will be eligible for the new role’s target incentive award opportunity on a pro rata basis.

In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status.

Termination of Employment

Participants who terminate during the Plan year will not be eligible to receive an incentive award (cash or equity) for that year. To encourage employees to remain in the employment of the Company, a participant must be an active employee of the Company on the date the incentive award is paid or equity grant is issued to receive an award (See exceptions for death, disability and retirement below.) Generally under the 2005 Equity Compensation Plan, participants who terminate with vested, but unexercised stock options can exercise their options within 90 days of termination (or expiration date of the option term, whichever is sooner). Unvested options will be terminated. See 2005 Equity Compensation Plan document for additional detailed termination provisions.

Disability, Death or Retirement

If a participant ceases to be employed by the Company due to disability, his/her cash incentive award for the Plan period shall be prorated to the date of termination. Generally under the 2005 Equity Compensation Plan, vested, but unexercised options can be exercised within 12 months (or the expiration date of the option term, whichever is sooner). Unvested options will be terminated.

In the event of death, the Company will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant for the year. No new equity award will be granted, although generally under the 2005 Equity Compensation Plan the participant’s beneficiary will have up to 12 months (or date of expiration of the option term, whichever is sooner) to exercise vested stock options. Unvested options will be terminated.

Individuals who retire will receive a cash incentive payout if they are actively employed by December 31st of the Plan year.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee of the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company, will upon termination of employment, death, or retirement, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Plan interfere with the right of the Company to discharge any participant at any time for any reason.

In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan summary does not supercede the 2005 Equity Compensation Plan. Formal plan documents are the final reference for all questions regarding equity incentives and will supercede information presented within this document.

This plan is proprietary to the Company and may not be used outside the organization.